Exhibit 10.2

SITE OPERATIONS AGREEMENT

THIS SITE OPERATIONS AGREEMENT (this “Agreement”) is made and entered into effective as of June 2, 2026 (the “Effective Date”) by and between MONARCH REMEDIATION & PROCESSING I, LLC, a Texas Limited liability company (“Operator”) and CA-2 MATERIALS, INC., a Texas corporation (the “Owner”).

RECITALS.

A. Owner is the tenant under that certain Land Lease Agreement (the “Lease”) dated as of January 1, 2026, with W&P Development Corporation, as landlord (“Landlord”), relating to the rental of that certain 3.443 acres of land, more or less, in the John Dunman Survey, Abstract 231, Harris County, Texas (the “Premises”), as more fully described in the Lease, a copy of which is attached as Exhibit A. Located on the Premises is a processing center with associated washout (the “Processing Center”) used for the remediation and processing of oil and related hydrocarbons (the “Business”).

B. The principals of Operator have experience in the oil remediation and processing business. Owner desires to engage Operator to upgrade, operate and maintain the remediation processing center and wash plants located on the Premises and operate the Business on behalf of Owner.

C. Operator has agreed to upgrade, operate and maintain the remediation processing center and wash plants located on the Premises and operate the Business, subject to the terms and provisions set forth in this Agreement.

AGREEMENTS:

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises which are set forth herein, the parties hereby agree as follows:

Article 1. RETENTION OF OPERATOR.

Operator has been retained by Owner as an independent contractor to upgrade, operate, maintain and manage the Business on behalf of Owner (the “Services”). Neither Operator nor any of its employees, subcontractors or agents shall be deemed to have any other status, except that Operator is the agent of Owner to the limited extent that this Agreement expressly grants Operator the authority to act on behalf of Owner.

Article 2. EFFECTIVE DATE AND TERM.

2.1 Term. The term of this Agreement shall begin on the Effective Date and, subject to early termination as otherwise provided for herein, shall end effective as to termination of the Lease.

2.2 Extension of Lease. Section 5 of the Lease allows for Owner to extend the term of the Lease. Provided Operator is not in default under the terms of this Agreement, Owner agrees to exercise its renewal option under the Lease, thereby extending the term of this Agreement.

Article 3. AUTHORITY.

3.1 Duties and Responsibilities. Operator is responsible for the day-to-day operation, direction, management and supervision of the Business, including:

(a)	staffing the Business with an adequate number of personnel, who shall be employees of Operator and who shall be hired, trained, supervised and discharged by Operator;

(b)	operating the Business in compliance with the terms of the Lease;

(c)	performing on behalf of Owner all obligations of Owner under the Lease, including without limitation, paying out of the Operating Account (as hereinafter defined) all sums (including Rent) due by tenant under the Lease, maintaining the Premises as required of Owner under the Lease; securing on behalf of Owner all insurance required to be maintained by Owner as tenant under the Lease, making all quarterly statements and other reports required under the Lease, and complying with all environmental obligations of Owner under the Lease;

(d)	depositing all income generated from the Business into the Operating Account;

(e)	paying all expenses of the operation of the Business; and

(f)	maintaining the financial books and records of the Business and providing regular reports of the revenues, expenses, profits and losses of the Business, as more fully described in Article 7.

3.2 Limitation on Operator’s Authority. In addition to any other limitations on Operator’s authority set forth in this Agreement, Operator shall not, without Owner’s written approval, take any of the following actions with respect to the Business:

(a)	enter into any contract on behalf of the Business unrelated to the day to day operation of the Business; or

(b)	enter into any lease, license, concession or other occupancy agreement related to the Leased Premises; or

(c)	settle any litigation or claims against Owner; or

(d)	extend any credit on behalf of the Owner to a third party; or

(e)	borrow money, issue any guarantees or incur any interest or contingent obligation, except ordinary trade debt; or

(f)	sell, transfer or otherwise dispose of all or any portion of the assets of the Business, except in the ordinary course of business; or

(g)	take any other action that is prohibited under the terms of this Agreement or requires the approval of Owner.

3.3 Limitation of Responsibility. Nothing within this Article 3 or otherwise within this Agreement shall be interpreted as Operator’s representation as to the profitability or success of the Business and the Operator shall not be responsible for the attainment or failure to attain any level of profitability or loss of the Business. In no event shall Operator have an obligation to replenish the operating cash reserves of Owner from its own funds.

Article 4. OPERATION OF BUSINESS.

4.1 Commissioning and Startup of Remediation Center. Operator agrees to expend its own funds as necessary to make the Processing Center fully operational. In no event, however, shall Operator be obligated to expend more than $2,250,000 for such purpose.

4.2 Personnel Standards. Operator shall provide as reasonably necessary all labor and professional, supervisory and Operatorial personnel as are required to perform the Services. Such personnel shall be qualified to perform the duties to which they are assigned. All individuals employed by Operator to perform the Services shall be employees of Operator, and their working hours, rates of compensation and all other matters relating to their employment shall be determined solely by Operator. With respect to labor matters, hiring personnel, and employment policies, Operator shall comply with all applicable laws. Operator also shall act in a reasonable manner that is consistent with the intent and purpose of this Agreement.

4.3 Laws. Operator shall comply with all laws applicable to the operation, maintenance and management of the Business and the performance of the Services. Operator also shall file such reports, notices, and other communications as may be required by any governmental agency regarding the Business.

4.4 Owner Responsibilities.

(a)	Access to Leased Premises. Owner shall provide Operator with full access to the Leased Premises so as to enable the Operator to provide the Services under this Agreement. The cost of all equipment modifications, overhauls and all capital improvements shall be the responsibility of the Operator.

(b)	Termination of Lease. Owner shall not voluntarily terminate the Lease without the prior written consent of Operator.

Article 5. OPERATOR FEE.

So long as this Agreement is in full force and effect, and Operator is not in default hereunder, Operator shall be entitled to an “Operator Fee” which shall be paid at regular intervals as determined by Operator. The Operator Fee shall be the balance of funds deposited into the Operating Account after payment of all expenses related to operation of the Business.

Article 6. OPERATING ACCOUNT.

6.1 Power of Attorney. In connection with billing, collection, banking and all related services incident to or under the Services to be provided hereunder, Owner, in accordance with applicable law, hereby grants to Operator an exclusive special power of attorney and appoints Operator as Owner’s exclusive true and lawful agent and attorney-in-fact, and Operator hereby accepts such special power of attorney and appointment, for the following purposes:

(a)	To make demand with respect to, settle, and compromise such claims and to coordinate with collections agencies (approved by Owner) in the name of Owner, to commence any suit, action or proceeding to collect any such claims.

(b)	To take possession of and endorse in the name of Owner on any note, check, money order, insurance payment or any other instrument received.

(c)	To effectuate the transfer from the Operating Account to an account designated by Operator the payment amounts for the Management Fee as it becomes due.

(d)	To sign checks, drafts, bank notes or other instruments on behalf of Owner and to make withdrawals from the Operating Account for expenses and other payments specified in this Agreement and as requested from time to time by Owner.

(e)	To otherwise deal with the cash and funds of the Owner on the Owner’s behalf in any way which is reasonable to accomplish the provision of Services as requested from time to time by Owner.

6.2 Documentation to Bank. Upon request of Operator, Owner shall execute and deliver to the financial institution wherein the Operating Account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special and limited power of attorney granted to Operator. Owner will not take any action that interferes with the transfer of funds from the Operating Account as set forth in herein, nor will Owner or its agents remove, withdraw or authorize the removal or withdrawal of any funds from the Operating Account for any purpose except as set forth herein. The Parties further agree that the revocation of any banking instructions by Owner shall constitute an immediate material default by Owner. Operator shall not use the Operating Account for any purpose other than for the purposes specified in this Agreement.

6.3 Operating Account. Daily cash receipts shall be deposited in an account (the “Operating Account”) at a bank selected by the Owner. All costs and expenses related to operation of the Business, including without limitation, all Rent (as defined in the Lease) and other amounts due by tenant under the Lease, all expenses incurred by Operator in operating the Business, and the Operator Fee, shall be paid from the Operating Account. Operator shall not use the Operating Account for any purpose other than for the purposes specified in this Agreement.

Article 7. REPORTING. The Lease requires Owner to deliver certain financial and accounting information to Landlord. It shall be Operator’s responsibility to deliver to Owner the Quarterly Statements (as defined in the Lease) of gross revenues and other reports, in a form contemplated by the Lease.

Article 8. INSURANCE.

8.1 Owner Coverage Requirements. At all times during the Term, Operator shall obtain, on behalf and in the name of Owner, all insurance that Owner is obligated to maintain under the terms of the Lease. Operator shall be named as an additional insured and loss payee where appropriate. Owner authorizes Operator to pay premiums for this insurance coverage from the Operating Account.

8.2 Operator Coverage Requirements. Operator shall provide worker’s compensation insurance in amounts not less than the amounts prescribed by applicable law.

8.3 Form of Insurance and Insureds. Operator shall have no interest in property damage insurance and shall not be named as a loss payee thereunder. The property damage insurance policy shall provide, if available at reasonable cost, that the insurance company will have no right of subrogation against Operator or its affiliates, agents or employees.

Article 9. TERMINATION

9.1 Termination at the End of Term. This Agreement shall immediately terminate upon the termination of the Lease, however the Lease may be terminated.

9.2 Immediate Termination by Owner. Owner may terminate this Agreement immediately upon the insolvency or bankruptcy of Operator. If the Agreement is terminated by Owner pursuant to this Section 9.2, Operator shall be compensated for all Operator Fees due through the date of termination.

9.3 Termination Upon Notice by Owner. Owner may terminate this Agreement upon 10 days prior written notice to Operator if:

(a)	Operator violates, or consents to a violation of, any laws applicable to the Services, where the violation has or may have a material adverse effect on the operation of the Business and Operator does not cure such violation within 30 days (or, if not curable within 30 days, within such period of time as is reasonably necessary, but in no event more than 90 days, provided Operator diligently commences and pursues such cure and indemnifies Owner for all related costs, of whatever kind);

(b)	Operator materially breaches its duties in the performance of the Services, if Operator does not cure such breach within 30 days from the date of Operator’s receipt of notice from Owner demanding cure (or, if not curable within 30 days, within such period of time as is reasonably necessary, but in no event more than 90 days, provided Operator diligently commences and pursues such cure and indemnifies Owner for all related costs, of whatever kind); or

(c)	a Force Majeure Event occurs that is not remedied within 120 days of its initial occurrence.

If the Agreement is terminated by Owner pursuant to this Section 9.3, Operator shall be compensated for all Operator Fees due through the date of termination.

9.4 Termination by Operator. Operator may terminate this Agreement for cause upon 15 days prior written notice to Owner in the event of:

(a)	Owner’s insolvency or bankruptcy; or

(b)	Owner’s failure to perform in a timely manner any of its material obligations under this Agreement and such failure is not cured within 30 days of Owner’s receipt of a notice from Operator demanding cure (or, if not curable within 30 days, within such period of time as is reasonably necessary, but in no event more than 90 days, provided that Owner diligently commences and continues to pursue such cure).

9.5 Condition of Processing Center at End of Term. Upon expiration or termination of this Agreement, Operator shall remove its personnel from the Leased Premises. Operator shall leave the Leased Premises in as good condition as it was on the Effective Date, normal wear and tear and casualty excepted. Operator shall be paid all unpaid Operator Fees. Owner shall indemnify and hold Operator harmless for all liabilities arising out of events and obligations arising from the operation of the Business following the end of the Term. Operator shall use commercially reasonable efforts to cooperate with Owner or a succeeding operator to assure that the operations, maintenance and management of the Business are not disrupted.

Article 10. INDEMNIFICATION AND LIABILITIES.

10.1 Indemnification by Operator. Operator shall indemnify, defend and hold Owner, its members, and their respective officers, directors, employees, agents, affiliates and representatives (the “Owner Indemnified Parties”) harmless from and against any and all third party claims (in whatever form and to the fullest extent permitted by law) arising out of or in any way connected with, but only to the extent of, any negligence, fraud or willful misconduct of Operator or anyone acting on Operator’s behalf or under its instructions, in connection with this Agreement and Operator’s obligations thereunder. Any costs or expenses incurred by Operator pursuant to its indemnity obligations under this Section 10.1, including the cost of deductibles with respect to the insurance maintained by Operator or Owner pursuant to this Agreement or losses in excess of such insurance coverage, shall not constitute an Operator Fee under this Agreement.

10.2 Indemnification by Owner. Owner shall indemnify, defend and hold Operator, its members, officers, directors, employees, agents, affiliates and representatives (the “Operator Indemnified Parties”) harmless from and against any and all third party claims (in whatever form and to the fullest extent permitted by law) arising out of or in any way connected with, but only to the extent of, any negligence, fraud or willful misconduct of Owner or anyone acting on Owner’s behalf or under its instructions (other than Operator and its suppliers, subcontractors, venders, and their subcontractors and vendors and any employee or agent of the foregoing), in connection with this Agreement and Owner’s obligations thereunder.

Article 11. LIMITATIONS OF LIABILITY.

11.1 Consequential Damages. Notwithstanding any provision in this Agreement to the contrary, Operator and Owner each agree not to assert against the other any claim, demand or suit for consequential, incidental, indirect or special damages arising from any aspect of the performance or nonperformance of the other party or any third-party engaged by such other party under this Agreement, and each party hereto waives any such claim, demand or suit against the other in connection with this Agreement.

11.2 Personal Liability Limited. Operator and Owner each understand and agree that there shall be absolutely no personal liability on the part of any of the shareholders, members, partners, officers, employees, directors, agents, authorized representatives or affiliates of Owner or Operator for the payment of any amounts due hereunder, or performance of any obligations hereunder. Operator shall look solely to the assets of Owner for the satisfaction of each and every remedy of Operator in the event of any breach by Owner.

11.3 Survival. The parties further agree that the waivers and disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed in this Agreement shall survive termination or expiration of this Agreement, and shall apply at all times (unless otherwise expressly indicated), regardless of fault, negligence, strict liability, or breach of warranty of the party indemnified, released or whose liabilities are limited, and shall extend to the shareholders, members, partners, principals, officers, employees, controlling persons, executives, directors, agents, authorized representatives, and affiliates of such party.

11.4 Exclusivity. The provisions of this Agreement constitute Operator’s and Owner’s exclusive obligations to each other in connection with Operator’s operation of the Business, and Owner hereby releases Operator, and Operator hereby releases Owner, from any other liability.

Article 12. RESOLUTION OF DISPUTES.

12.1 Resolution Through Discussions. If any dispute or difference of any kind (a “Dispute”) arises between Owner and Operator in connection with, or arising out of, this Agreement, the Owner and Operator within 30 days shall attempt to settle such Dispute in the first instance through discussions. The designated representatives of Owner and Operator shall promptly confer and exert their best efforts in good faith to reach a reasonable and equitable resolution of such Dispute. If the representatives are unable to resolve the Dispute within five business days, the Dispute shall be referred within two business days of the lapse of the five business day period to the responsible senior management of each party for resolution. Neither party shall seek any other means of resolving any Dispute arising in connection with this Agreement until the responsible senior management of Owner and Operator have had at least five business days to resolve the Dispute following referral of the Dispute to them. If the parties are unable to resolve the Dispute using the procedure described in this section, either party may deliver notice to the other party of its intent to submit the Dispute to arbitration (“Arbitration Notice”). The Arbitration Notice shall include the specific issues concerning the Dispute which must be resolved by the arbitration.

12.2 Arbitration. Any Dispute arising out of, or in connection with, this Agreement and not settled by the procedure prescribed in Section 12.1, shall (regardless of the nature of the Dispute) be finally settled by binding arbitration by a single, mutually agreeable arbitrator, who is knowledgeable in the restaurant management field, and shall be conducted under the rules of the American Arbitration Association then in effect, in Houston, Texas. Each party shall submit its final offer for resolution of the dispute to the arbitrator, whose sole task shall be to select one of the two final offers. The parties shall provide arbitrator with such additional information as arbitrator may request, in order to determine which offer to select. The arbitrator’s decision and award will be final and binding. The arbitrator may, as a part of the arbitration award, permit the prevailing party to recover all or part of its attorney’s fees and other out-of-pocket costs incurred in connection with such arbitration. The arbitrator will not have authority to modify or expand any of the provisions of this Agreement.

12.3 Continued Performance. During the pendency of any arbitration, Operator and Owner shall continue to perform their obligations under this Agreement.

Article 13. MISCELLANEOUS PROVISIONS.

13.1 Assignment. Neither Owner nor Operator may assign its rights or obligations under this Agreement without the prior written consent of the other party hereto.

13.2 Force Majeure. If either Owner or Operator is rendered wholly or partially unable to perform its obligations under this Agreement (other than payment obligations) due to a Force Majeure Event, the party affected by such Force Majeure Event shall be excused from whatever performance is impaired by such Force Majeure Event, provided that the affected party promptly, upon learning of such Force Majeure Event and ascertaining that it will affect its performance hereunder, (i) promptly gives notice to the other party stating the nature of the Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect and (ii) uses its reasonable commercial efforts to remedy its inability to perform.. The suspension of performance shall be of no greater scope and no longer duration than that which is necessary. No obligations of either party which arose before the occurrence causing the suspension of performance and which could and should have been fully performed before such occurrence shall be excused as a result of such occurrence. The burden of proof shall be on the party asserting excuse from performance due to a Force Majeure Event.

For the purpose of this Agreement, “Force Majeure Event” means an event, condition or circumstance beyond the reasonable control of, and not due to the fault or negligence of, the party affected, and which could not have been avoided by due diligence and use of reasonable efforts, which prevents the performance by such affected party of its obligations hereunder; provided, that a “Force Majeure Event” shall not be deemed to have occurred or to be continuing unless the party claiming Force Majeure complies with the requirements of this Section 13.2.

13.3 Amendments. No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by duly authorized representatives of both parties.

13.4 Survival. Notwithstanding any provisions herein to the contrary, the obligations set forth in Articles 9, 10, 11 and 12, shall survive in full force despite the expiration or termination of this Agreement.

13.5 No Waiver. It is understood and agreed that any delay, waiver or omission by Owner or Operator with respect to enforcement of required performance by the other under this Agreement shall not be construed to be a waiver by Owner or Operator of any subsequent breach or default of the same or other required performance on the part of Owner or Operator.

13.6 Notices. All notices and other communications (collectively “Notices”) required or permitted under this Agreement shall be in writing and shall be given to each party at its address set forth in this Section 13.6 or at such other address as hereafter specified as provided in this Section 13.6. All Notices shall be (i) delivered personally or (ii) sent by electronic mail, or certified mail (return receipt requested and postage prepaid), or (iii) sent by a nationally recognized overnight courier service. Notices shall be deemed given (A) when transmitted if sent by electronic mail (provided the transmittal is confirmed), or (B) upon receipt by the intended recipient if given by any other means. Notices shall be sent to the following addresses:

To Operator:

Monarch Remediation & Processing I, LLC

18511 Beaumont Highway

Houston, Texas 77049

To Owner:

CA-2 Materials, Inc.

18511 Beaumont Highway

Houston, Texas 77049

13.7 Counterparts. The parties may execute this Agreement in counterparts, which shall, in the aggregate, when signed by both parties constitute one instrument. Thereafter, each counterpart shall be deemed an original instrument as against any party who has signed it.

13.8 Governing Law. This Agreement is executed and intended to be performed in the State of Texas and the laws of the State of Texas, without regard to conflict of laws principles, shall govern its construction, interpretation and effect.

13.9 Partial Invalidity. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of this Agreement shall remain in full force and effect and in no way be affected, impaired or invalidated.

13.10 Captions. Titles or captions of Articles contained in this Agreement are inserted as a matter of convenience and for reference, and do not affect the scope or meaning of this Agreement or the intent of any provision hereof.

[Signature Page Follows]

SIGNATURE PAGE TO SITE OPERATIONS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized officers as of the date set forth in the preamble to this Agreement.

MONARCH REMEDIATION & PROCESSING I, LLC	CA-2 MATERIALS, INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Lease

(See attached)

A-1